Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

LINDA A. MILLS ELECTED TO AIG BOARD OF DIRECTORS

NEW YORK, July 15, 2015 – The Board of Directors of American International Group, Inc. (NYSE: AIG) today elected Linda A. Mills a Director. Ms. Mills has also been appointed to the Board’s Technology Committee and the Board’s Compensation and Management Resources Committee.

“We are pleased to welcome Linda Mills to the AIG Board,” said Douglas M. Steenland, Chairman of the AIG Board of Directors. “Ms. Mills’ in-depth experience in information technology and cyber security, and her success in managing a significant line of business at Northrop Grumman, will add further strength to the AIG Board.”

Ms. Mills is a former Corporate Vice President of Operations for Northrop Grumman, with responsibility for driving effective operations to enable top performance, innovation and affordability. During her 12 years with Northrop Grumman, Ms. Mills held a number of positions, including Corporate Vice President and President of Information Systems and Information Technology sectors; President of the Civilian Agencies Group; and Vice President of Operations and Process in the firm’s Information Technology Sector. Prior to joining Northrop Grumman, Ms. Mills was Vice President of Information Systems and Processes at TRW, Inc. She began her career as an engineer at Bell Laboratories, Inc.

In 2013, Ms. Mills was named one of the 50 Most Powerful Women in Business by Fortune magazine. In 2012, she received the Federal 100 Award from Federal Computer Week, recognizing government and industry leaders who have played pivotal roles in the federal government IT community.

Ms. Mills also serves on the board of Navient Corporation where she is the Chair of the Compensation Committee.

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American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

FOR IMMEDIATE RELEASE

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

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